Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2013, except for the second paragraph in Note 1, as to which the date is January 16, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Metabolix, Inc.’s Current Report on Form 8-K dated January 16, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

January 16, 2014